                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Nuveen North Carolina Dividend Advantage Municipal Fund 4

Address of Principal Business Office (No. & Street, City, State, Zip Code):
                  333 West Wacker Drive, Chicago, Illinois 60606

Telephone Number (including area code):     (800) 257-8787

Name and address of agent for service of process: Jessica R. Droeger, Esq., Vice President and Secretary, Nuveen North Carolina Dividend Advantage Municipal Fund 4, 333 West Wacker Drive, Chicago, Illinois 60606 with copies to Stacy H. Winick, Bell, Boyd & Lloyd PLLC, 1615 L Street, N.W., Suite 1200, Washington, D.C. 20036 and Eric Fess, Chapman and Cutler, 111 W. Monroe, Chicago, Illinois 60603.

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X] Yes     [ ] No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Chicago, Illinois on April 7, 2004.

                         NUVEEN NORTH CAROLINA DIVIDEND ADVANTAGE MUNICIPAL
                         FUND 4


                         /s/ Gifford R. Zimmerman
                         -------------------------------------------------------
                         Gifford R. Zimmerman, Chief Administrative Officer



                         /s/ Jessica R. Droeger
                         -------------------------------------------------------
                         Jessica R. Droeger, Vice President and Secretary



Attest:  /s/ Virginia L. O'Neal
         ----------------------
         Virginia L. O'Neal